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                                                                    Exhibit 10.4

                           SOFTWARE TRANSFER AGREEMENT


         This Software Transfer Agreement ("Agreement") is dated as of August ____, 1994 and is between and among Sage Systems, Inc. ("Sage"), James McBride, Sr. ("Author") and Trendwest Resorts, Inc. ("Trendwest"). Author has created the source code and object code for those certain software programs ("Software," as more particularly described below). Author has transferred all right, title and interest in and to the ownership of the Software to Sage, including without limitation, all copyrights.

         For the past several years, Trendwest has been licensing the Software from Sage. Trendwest also has been obtaining Software support and maintenance and certain contract services from Sage. Sage desires to transfer a non-exclusive, restricted ownership interest in the Software to Trendwest, and Trendwest desires to accept such ownership interest in the Software, on the terms and conditions described herein.

         For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree:

         1. Definitions. The following definitions apply whenever the specified terms are used in this Agreement or in any attachments to this Agreement:

             a. "Affiliate" means Trendwest and Worldmark, The Club, a California not for profit corporation, all parents, divisions, subsidiaries and sister entities of either Trendwest or Worldmark, The Club, and any and all joint ventures, partnerships, corporations, limited liability companies and all other entities in which either of Trendwest or Worldmark, The Club own or otherwise hold at least a ten percent (10%) interest.

             b. "Confidential Information" means confidential information relating to the Software, now existing or hereafter arising, which includes, without limitation, research, developments, inventions, technical data, and any and all other processes, formulae, marketing plans or proposals, customer lists or other customer information, financial information, or any observations, data, written material, records or documents. Confidential Information includes any such information whether or not such information was developed, devised or otherwise created in whole or in part by th efforts of Author, Sage or Trendwest. Confidential Information shall not include matters of public knowledge, unless either such matters become public knowledge as a result of unauthorized disclosure to the general public, or the combination of such matters would amount to Confidential Information.

             c. "Intellectual Property Rights" mean all intellectual property rights arising under federal, state or common law regarding the Software.


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             d. "Know-How" means all information, now existing or hereafter acquired, known to Author or Sage and related in any way to the Software, including without limitation information directly or indirectly related to any formula, method, procedure, process, design, or other subject matter that contributes in whole or in part to the present or future development, exploitation, utilization or understanding of the Software

             e. "Software" means the computer software programs listed in Exhibit A, together with all associated source codes, object codes documentation, Intellectual Property Rights, Confidential Information, Know-How and Trade Secrets.

             f. "Trade Secrets" mean any and all Confidential Information that is or would be a trade secret pursuant to RCW Chapter 19.108.

         2. Transfer of Ownership Interest in the Software. Sage (and Author, to the extent necessary to convey the interest being transferred to Trendwest pursuant to this Section 2) hereby sells, conveys, assigns and otherwise irrevocably transfers to Trendwest a non-exclusive ownership interest in and to the Software.

             a. Permitted Uses. Subject only to the restrictive uses set forth in Section 2(b), Trendwest shall have full right, power and authority to exercise its ownership interest as a joint owner of the Software, which ownership interest shall include, without limitation, the rights to (a) incorporate the Software into Trendwest operational and accounting systems, (b) establish additional operational and accounting systems that incorporate the Software, (c) use, service and support such systems which incorporate the Software, and (d) modify the Software and create derivative works of the Software, and manufacture such modified Software.

             b. Restricted Uses. Trendwest may license the Software, and manufacture operational and accounting systems that incorporate the Software for further sale, but such sales, licenses or other transfers shall be made only to related Trendwest entities and Affiliates. In particular, Trendwest shall not engage in the business of mass marketing and licensing of the Software for commercial purposes. Nothing in this Section 2(b) shall prohibit Trendwest from transferring the Software to another unrelated entity in connection with a merger, consolidation, share exchange, sale of assets, or other transfer of interest not in the ordinary course of Trendwest's business.

         3. Further Assurances. Author and Sage shall execute such additional documents and take such reasonable further steps as may be necessary or desirable to ensure that Trendwest shall have full joint ownership of the Software as contemplated in this Agreement, including without limitation federal copyright registrations of the Software.


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         4. Miscellaneous

             a Headings. The headings of the sections and paragraphs of this Agreement are inserted for convenience only, and shall not control or affect the meaning or construction of any of its provisions.

             b. Waiver of Breach. The waiver of any breach of any provision of this Agreement, or failure to enforce any provision hereof, shall not operate or be construed as a waiver of any subsequent breach by any party.

             c. Disputes. In any litigation or dispute arising out of this Agreement, the substantially prevailing party will be entitled to recover all reasonable costs and attorneys' fees, including costs and fees on appeal.

             d. Rights Cumulative. The provisions of this Agreement shall not be construed as limiting any rights or remedies that either party may otherwise have under applicable law.

             e. Severability. The invalidity of all or any part of any section of this Agreement shall not render invalid the remainder of this Agreement or the remainder of such section. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

             f. Governing Law. The rights and obligations under this Agreement shall in all respects be governed by the laws of the State of Washington.

             g. Integration. This Agreement constitutes the entire understanding between the parties pertaining to the subject matter contained in it, and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. This Agreement may not be altered, amended, modified or otherwise changed in any respect whatsoever, except by a writing duly executed by the parties.

         DATED on the day first set forth above.

                                              AUTHOR:


                                              __________________________________
                                              James McBride, Sr.


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                                              SAGE:

                                              SAGE SYSTEMS, INC.


                                              By:_______________________________
                                                 Its____________________________


                                              TRENDWEST:

                                              TRENDWEST RESORTS, INC.


                                              By________________________________
                                                Its_____________________________

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